Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Reports Fourth Fiscal Quarter and Fiscal Year 2016 Financial Results

Santa Clara, Calif. (July 19, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the fourth fiscal quarter and fiscal year 2016, ended January 30, 2016, and reported updated financial results for the second and third quarters of fiscal 2016, ended August 1, 2015 and October 31, 2015, respectively.

Key Fourth Quarter of Fiscal 2016 and Fiscal Year 2016 Financial Highlights

•	Revenue: Q4 FY 2016, $616 Million; FY 2016, $2.7 Billion

•	GAAP Net Earnings (Loss): Q4 FY 2016, $4 Million; FY 2016, ($811) Million (includes the settlement with CMU described below)

•	GAAP Diluted Earnings (Loss) Per Share: Q4 FY 2016, $0.01; FY 2016, ($1.59)

•	Non-GAAP Net Income: Q4 FY 2016, $55 Million; FY 2016 $194 Million

•	Non-GAAP Diluted EPS: Q4 FY 2016, $0.11; FY 2016 $0.37

•	Cash Flow from Operations: Q4 FY 2016, $53 Million; FY 2016 $205 Million

•	Cash and ST Investments: $2.3 Billion (prior to giving effect to the settlement with CMU described below)

Fourth Quarter of Fiscal 2016 and Fiscal Year 2016 Summary

Revenues for the fourth quarter of fiscal 2016 were $616 million, down approximately 9 percent from $675 million in the third quarter of fiscal 2016, ended October 31, 2015, and down approximately 28 percent from $857 million in the fourth quarter of fiscal 2015, ended January 31, 2015.

In the fourth quarter of fiscal 2016, storage revenue increased 12 percent sequentially, reflecting improved demand from HDD customers but was partially offset by slightly lower SSD controller sales. Networking revenue in the fourth quarter of fiscal 2016 grew 8 percent sequentially due to broad-based demand improvement across most of our product areas. Mobile and wireless revenue decreased 34 percent sequentially, mainly driven by the previously anticipated declines in revenue resulting from Marvell’s exit of the mobile handset business. The Company anticipates mobile handset platform-related revenue to decline through fiscal year 2017 due to the restructuring actions announced on September 24, 2015.

For the fiscal year end January 30, 2016, revenue was $2.7 billion, a decrease of 26 percent from $3.7 billion for the fiscal year ended January 31, 2015. For the fiscal year 2016, storage revenues declined 31 percent from fiscal year 2015 mainly due to soft PC demand compounded by lower SSD controller shipments. Networking revenue in fiscal 2016 declined 18 percent due to weak enterprise switching/routing demand. Mobile and wireless revenue in fiscal 2016 declined 27 percent mainly due to lower mobile handset platform-related revenue resulting from Marvell’s exit of the mobile handset business.

GAAP net earnings for the fourth quarter of fiscal 2016 was $4 million, or $0.01 per share (diluted) compared with a GAAP net loss of ($58) million, or ($0.11) loss per share (diluted), for the third quarter of fiscal 2016, and GAAP net income of $82 million, or $0.16 per share (diluted), for the fourth quarter of fiscal 2015.

For the fiscal year ended January 30, 2016, GAAP net loss was ($811) million, or ($1.59) per share (diluted), compared with GAAP net income of $435 million, or $0.84 per share (diluted), for the fiscal year ended January 31, 2015. The GAAP net loss in fiscal year 2016 was largely due to the payment of $750 million related to the Carnegie Mellon University litigation settlement.

Non-GAAP net income for the fourth quarter of fiscal 2016 was $55 million, or $0.11 per share (diluted), which included adjustments of approximately $50 million including: $4 million for restructuring related to the mobile handset platform business, $32 million for share-based compensation, $4 million for litigation reserves and settlements, and $10 million for other items. By comparison, non-GAAP net income for the third quarter of fiscal 2016 was $29 million, or $0.06 per share (diluted), which included adjustments of $87 million including: $46 million for restructuring related to the mobile handset platform business, $31 million for share-based compensation, $1 million for litigation reserves and settlements, and $9 million for other items. Non-GAAP net income for the fourth quarter of fiscal 2015 was $131 million, or $0.25 per share (diluted), which included adjustments of $49 million including: $38 million for share-based compensation and $11 million for other items. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes contained in this press release for more details.

For the fiscal year ended January 30, 2016, non-GAAP net income was $194 million, or $0.37 per share (diluted), compared with non-GAAP net income of $611 million, or $1.15 per share (diluted) for the fiscal year ended January 31, 2015.

Marvell reports net income, basic and diluted net income per share, in accordance with generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended January 30, 2016, October 31, 2015, and August 31, 2015, as well as the fiscal years ended January 30, 2016 and January 31, 2015, appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of share-based compensation, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, estimated litigation reserves and settlements, and certain one-time expenses and benefits that are driven by discrete events that management does not consider to be directly related to Marvell’s core operating performance.

GAAP gross margin percentage for the fourth quarter of fiscal 2016 was 50.9 percent, compared to 43.8 percent for the third quarter of fiscal 2016 and 51.4 percent for the fourth quarter of fiscal 2015. GAAP gross margin for fiscal year 2016 was 45.2 percent as compared to 50.3 percent in fiscal year 2015.

Non-GAAP gross margin percentage for the fourth quarter of fiscal 2016 was 51.9 percent, compared to 46.0 percent for the third quarter of fiscal 2016 and 51.8 percent for the fourth quarter of fiscal 2015. The sequential improvement in fourth quarter GAAP and Non-GAAP gross margin percentages was mainly due to a more lower mix of lower margin mobile handset platform-related revenues relative the prior quarter. Non-GAAP gross margin for fiscal year 2016 was 49.1 percent compared to 50.5 percent in fiscal year 2015. The decline in GAAP and non-GAAP gross margin percentages in fiscal year 2016 was mainly due to a higher mix of lower margin mobile handset platform-related revenues relative to fiscal year 2015. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes at the end of this press release for more details.

Operating expenses on a GAAP basis for the fourth quarter of fiscal 2016 were $311 million, or 12 percent lower compared with $355 million in the third quarter of fiscal year 2016, and 14 percent lower compared to $360 million in the fourth quarter of fiscal 2015. Operating expenses on a GAAP basis for fiscal year 2016 were $2 billion, or 41 percent higher compared to $1.5 billion in fiscal year 2015. GAAP operating expenses for fiscal 2016 include approximately $655 million related to the Carnegie Mellon University litigation settlement, with $78.9 million of the $750 million settlement recorded in COGS. Operating expenses for the third and fourth quarters of fiscal year 2016 include $6 million and $11 million, respectively, of legal and accounting fees related to the Audit Committee investigation, and the related shareholder litigation and inquiries by the SEC and United States Attorney’s Office.

Non-GAAP operating expenses were $267 million in the fourth quarter compared to $283 million in the third quarter, a 6 percent decline, and $315 million in the fourth quarter of fiscal 2015, a 15 percent decline. For fiscal year 2016, non-GAAP operating expenses were $1.2 billion (excluding the impact of $655 million related to Carnegie Mellon University litigation settlement recorded in operating expenses), a decline of 10 percent from $1.3 billion in fiscal year 2015. Refer to the GAAP to Non-GAAP reconciliation table and related footnotes contained in this press release for more details.

Shares used to compute GAAP net income per diluted share for the fourth quarter of fiscal 2016 were 509 million shares, compared with 505 million shares in the third quarter of fiscal 2016 and 522 million shares in the fourth quarter of fiscal 2015. Shares used to compute GAAP net income per diluted share for fiscal year 2016 were 511 million shares as compared with 521 million shares for fiscal year 2015.

Shares used to compute non-GAAP net income per diluted share for the fourth quarter of fiscal 2016 were 519 million shares, compared with 519 million shares for the third quarter of fiscal 2016 and 533 million shares for the fourth quarter of fiscal 2015. Shares used to compute non-GAAP net income per diluted share for fiscal year 2016 were 526 million shares as compared with 532 million shares for fiscal year 2015.

Cash flow from operations for the fourth quarter of fiscal 2016 was $53 million, compared to $67 million in the third quarter of fiscal 2016 and $155 million reported in the fourth quarter of fiscal 2015. Cash flow from operations for fiscal year 2016 was $205 million, compared to $729 million in fiscal year 2015. Free cash flow for the fourth quarter of fiscal 2016 was $47 million, compared to the $64 million in the third quarter of fiscal 2016 and the $135 million reported in the fourth quarter of fiscal 2015. Free cash flow for fiscal year 2016 was $147 million, compared to $636 million in fiscal year 2015. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of technology licenses reported under investing and financing activities in the consolidated statement of cash flows.

Marvell made no share repurchases in the fourth quarter of fiscal 2016. In fiscal year 2016, under the company’s authorized share repurchase program, Marvell repurchased approximately 19.7 million shares for about $261 million. The remaining authorized amount for share repurchases at the end of fiscal 2016 was approximately $183 million.

Marvell paid a quarterly dividend of $0.06 per share on December 29, 2015 to all shareholders of record as of December 16, 2015. On March 16 and May 18, 2016, the Company declared cash dividends of $0.06 per share that were paid on April 22 and July 12, 2016, respectively.

The payment of future quarterly cash dividends on Marvell’s common shares is subject to, among other things, the best interests of the company and its shareholders, its results of operations, cash balances and future cash requirements, financial condition, developments in ongoing litigation, statutory requirements of Bermuda law, and other factors that the board of directors may deem relevant.

Key Third Quarter of Fiscal 2016 Financial Highlights (Updated)

•	Revenue: Q3 FY 2016, $675 Million

•	GAAP Net Loss: Q3 FY 2016, ($58) Million

•	GAAP Diluted Loss Per Share: Q3 FY 2016, ($0.11)

•	Non-GAAP Net Income: Q3 FY 2016, $29 Million

•	Non-GAAP Diluted EPS: Q3 FY 2016, $0.06

•	Cash Flow from Operations: Q3 FY 2016, $67 Million

On December 7, 2015, Marvell released preliminary financial results for the third quarter of fiscal 2016, ended October 31, 2015. Due to the Company’s delayed filing of its Form 10-Q, the Company is obligated to continue to adjust its financial results to account for subsequent activities (Type 1 subsequent events) occurring after December 7, 2015. For the third quarter of fiscal 2016, adjustments that have been recorded to the Company’s preliminary financial results after December 7, 2015 are detailed in the footnotes to the condensed consolidated statements of operations at the end of this press release. Accordingly, the Company’s GAAP net loss and GAAP diluted loss per share for the third quarter of fiscal 2016 are approximately ($4) million and ($0.01) less than previously reported, respectively. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q for the third quarter of fiscal 2016.

Key Second Quarter of Fiscal 2016 Financial Highlights (Updated)

•	Revenue: Q2 FY 2016, $710 Million

•	GAAP Net Loss: Q2 FY 2016, ($772) Million

•	GAAP Diluted Loss Per Share: Q2 FY 2016, ($1.49)

•	Non-GAAP Net Income: Q2 FY 2016, $39 Million

•	Non-GAAP Diluted EPS: Q2 FY 2016, $0.07

•	Cash Flow from Operations: Q2 FY 2016, $27 Million

On December 7, 2015, Marvell released updated preliminary financial results for the second quarter of fiscal 2016, ended August 1, 2015. Due to the Company’s delayed filing of its Form 10-Q, the Company is obligated to continue to adjust its financial results to account for subsequent activities (Type 1 subsequent events) occurring after September 11, 2015. For the second quarter of fiscal 2016, adjustments that that have been recorded to the Company’s preliminary financial results after December 7, 2015 are detailed in the footnotes to the condensed consolidated statements of operations at the end of this press release including an additional $350.5 million charge due to the subsequent settlement in February 2016 for the Carnegie Mellon litigation (of which $78.9 million was recorded to COGS). Accordingly, the Company’s GAAP net loss and GAAP diluted loss per share for the second quarter of fiscal 2016 are approximately ($369) million and ($0.71) more than previously reported, respectively. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q for the second quarter of fiscal 2016.

From time to time, our customers agreed to take shipments in an earlier fiscal quarter than the fiscal quarter they originally requested delivery. When such agreement would not have occurred but for the request made by Marvell, we refer to such transactions internally as “pull-ins.” Pull-in sales increased compared to historical levels beginning in the fourth quarter of fiscal 2015 and returned to historical levels in the third quarter of fiscal 2016. Net revenue in fiscal 2016 related to pull-in sales for shipments taken early by our customers was approximately 9 percent and 11 percent of net revenue in the first and second quarters of fiscal 2016, respectively, and declined to less than 1 percent of net revenue in both the third and fourth quarters of fiscal 2016. This compares to net revenue in fiscal 2015 related to pull-in sales for shipments taken early by our customers, which was less than 1 percent in the first and second quarters of fiscal 2015, 1 percent in the third quarter of fiscal 2015, and increased to 3 percent in the fourth quarter of fiscal 2015. Beginning in fiscal 2017, our policy is not to engage in pull-in transactions and we therefore do not expect them to have any meaningful impact on net revenue in future periods.

CMU Settlement

On February 17, 2016, Marvell announced that, pursuant to a court-ordered mediation, the company and Carnegie Mellon University settled their patent infringement lawsuit. The parties resolved the case on mutually acceptable terms, including an aggregate payment by Marvell to CMU of $750 million, with no ongoing royalty payments. Marvell paid the $750 million in the first quarter of fiscal 2017.

NASDAQ Compliance Plan

On May 3, 2016, Marvell announced that the company received written notification from Nasdaq that, following Marvell’s hearing before The Nasdaq Hearings Panel on April 14, 2016, it granted the Company an extension of time to September 6, 2016 to regain compliance with continued listing requirements. Until that time, shares of Marvell stock will remain listed on The Nasdaq Stock Market.

On February 22, 2016, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s new independent public accounting firm. On March 1, 2016, the Company reported the results of the Audit Committee’s independent investigation of certain accounting and internal control matters. The preparation and filing of the Company’s Annual Report on Form 10-K for fiscal 2016 and its Quarterly Reports on Form 10-Q for the second and third quarters of fiscal 2016 and for the first quarter of fiscal 2017 have yet to be completed. The Company is working diligently to complete these filings as soon as practicable, at which time Marvell believes it will regain full compliance with continued listing requirements.

Additions to Company Leadership

On April 5, 2016, Marvell announced a senior leadership transition with the departure of Chief Executive Officer Dr. Sehat Sutardja and President Weili Dai from their management positions. On May 1, 2016, Richard S. Hill was appointed Chairman of the Board. Mr. Hill will also serve as the company’s principal executive officer through the filing of Marvell’s Quarterly Report on Form 10-Q for the quarter ended July 30, 2016.

On July 11, 2016, Matthew J. Murphy joined Marvell as President and Chief Executive Officer and as a director. A veteran of Maxim Integrated, Mr. Murphy joins an executive team and Board of Directors that has seen a significant infusion of new talent over the past few months, and will be leading that team in the transformation of the Company with a focus on profitable growth.

In addition to Mr. Murphy and Mr. Hill, joining the Board of Directors since April 1, 2016 are Peter A. Feld, Oleg Khaykin, Robert E. Switz and Michael Strachan. Recent additions to the executive team include Mitchell Gaynor, Executive Vice President and Chief Legal Officer, Chris Koopmans, Executive Vice President Marketing and Sales, and Andy Micallef, Chief Operations Officer. Maya Strelar-Migotti has returned to her role as Executive Vice President of the Smart Networked Devices and Solutions Business Group and Pantelis Alexopoulos has returned to his role as Executive Vice President of the Storage Business Group. While a search for a permanent Chief Financial Officer is on-going, the company also recently announced Willem Meintjes as Senior Vice President of Finance.

Conference Call

Marvell will conduct a conference call on Tuesday, July 19, 2016 at 1:45 p.m. Pacific Time to discuss results for the fourth quarter and full year fiscal 2016. Interested parties may join the conference call by dialing 1-844-647-5488 or 1-615-247-0258, pass-code 45077084. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until August 19, 2016.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of share-based compensation expense, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, litigation settlement, and certain one-time expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP diluted net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of share-based compensation expected to be incurred in future periods but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: its use of non-GAAP financial measures as important supplemental information. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “can,” “will” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: actions that may be taken by Marvell as a result of the Audit Committee’s investigation; adverse impacts of litigation or regulatory activities; Marvell’s ability to hire a permanent Chief Financial Officer and Chief Accounting Officer and Controller in a timely manner; Marvell’s ability to regain compliance with its SEC reporting obligations within the time of the exemption granted by NASDAQ; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s reliance on the hard disk drive and mobile and wireless markets, which are highly cyclical and intensely competitive; costs and liabilities relating to current and future litigation; Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; seasonality in sales of consumer devices in which Marvell’s products are incorporated; uncertainty in the worldwide economic conditions; risks associated with manufacturing and selling a majority of Marvell’s products and Marvell’s customers’ products outside of the United States; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s latest Annual Report on Form 10-K for the year ended January 31, 2015 and its latest Quarterly Report on Form 10-Q for the quarter ended May 2, 2015 as filed with the SEC on June 4, 2015, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Fiscal 2016			Fiscal 2015
	Three Months Ended			Three Months Ended			Year Ended
	January 30, 2016 (a)	October 31, 2015 (a) (b)	August 1, 2015 (a) (c)	January 31, 2015	November 1, 2014	August 2, 2014	January 30, 2016 (a)	January 31, 2015

	(Preliminary)						(Preliminary)
Net revenue	$616,158	$674,890	$710,492	$857,452	$930,136	$961,545	$2,725,828	$3,706,963
Cost of goods sold	302,610	379,254	461,719	417,131	454,974	477,741	1,494,736	1,843,706

Gross profit	313,548	295,636	248,773	440,321	475,162	483,804	1,231,092	1,863,257
Operating expenses:
Research and development	239,703	284,308	297,321	285,497	288,435	294,764	1,101,446	1,164,059
Selling and marketing	31,301	32,481	30,841	37,235	34,410	33,949	130,797	143,952
General and administrative	37,812	34,771	36,563	34,651	33,473	31,333	150,173	130,030
Carnegie Mellon University litigation settlement	—	—	654,667	—	—	—	654,667	—
Amortization and write-off of acquired intangible assets	2,462	3,150	2,568	3,100	3,304	3,304	10,748	16,397

Total operating expenses	311,278	354,710	1,021,960	360,483	359,622	363,350	2,047,831	1,454,438

Operating income (loss)	2,270	(59,074)	(773,187)	79,838	115,540	120,454	(816,739)	408,819
Interest and other income, net	1,084	4,644	6,790	4,382	4,764	12,263	17,685	23,334

Income (loss) before income taxes	3,354	(54,430)	(766,397)	84,220	120,304	132,717	(799,054)	432,153
Provision (benefit) for income taxes	(846)	3,320	5,543	2,527	5,000	(6,153)	12,346	(3,193)

Net income (loss)	$4,200	$(57,750)	$(771,940)	$81,693	$115,304	$138,870	$(811,400)	$435,346

Basic net income (loss) per share	$0.01	$(0.11)	$(1.49)	$0.16	$0.22	$0.27	$(1.59)	$0.85

Diluted net income (loss) per share	$0.01	$(0.11)	$(1.49)	$0.16	$0.22	$0.27	$(1.59)	$0.84

Shares used in computing basic earnings (loss) per share	506,352	504,831	516,368	513,574	513,859	511,821	510,945	511,089
Shares used in computing diluted earnings (loss) per share	508,590	504,831	516,368	522,112	519,907	520,269	510,945	520,760

(a)	The condensed consolidated financial statements for each of the three months ended January 30, 2016, October 31, 2015 and August 1, 2015 are preliminary, as well as the twelve months ended January 30, 2016, and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the corresponding periods. The filing of each respective Form 10-Q and 10-K will be completed as soon as practicable after the completion of the audit of the Company’s fiscal 2016 financial statements by Deloitte & Touche LLP, its newly appointed independent registered public accounting firm.
(b)	The condensed consolidated financial statements for the three months ended October 31, 2015, for which the Company previously reported preliminary financial results on December 7, 2015 have been adjusted due to the delayed filing of its Form 10-Q for the third quarter. These adjustments were made to account for subsequent activities associated with conditions that existed as of October 31, 2015 (Type I Subsequent Events) and are not related to the Audit Committee’s investigation of certain accounting and internal control matters. Adjustments that have been recorded to the Company’s preliminary financial results after December 7, 2015 include a credit adjustment of $4.3 million to COGS due to the subsequent settlement in February 2016 for the Carnegie Mellon University litigation, a $1.5 million charge to write down equipment and intangible asset related to a development project the Company decided to discontinue, the recognition of an additional $0.8 million of revenue due to a subsequent rebate adjustment and corresponding reduction to the tax provision of $0.4 million. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q.
(c)	The condensed consolidated financial statements for the three months ended August 1, 2015, for which the Company previously reported preliminary financial results on September 11, 2015, have been adjusted due to the delayed filing of its Form 10-Q for the second quarter. These adjustments were made to account for subsequent activities associated with conditions that existed as of August 1, 2015 (Type I Subsequent Events) and are not related to the Audit Committee’s investigation of certain accounting and internal control matters. Adjustments that have been recorded to the Company’s preliminary financial results after September 11, 2015 include an additional $350.5 million charge due to the subsequent settlement in February 2016 for the Carnegie Mellon University litigation (of which $78.9 million was recorded to COGS), a $13.9 million write down of inventory primarily associated with certain products for the mobile platform business, $3.7 million related to other litigation charges, a $1.5 million charge related to a pension plan and an additional $3.0 million representing other net subsequent charges, as well as corresponding changes to the income tax benefit from $11.4 million to an income tax provision of $ 5.5 million. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 30, 2016 (a)	January 31, 2015

	(Preliminary)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$2,282,749	$2,529,555
Accounts receivable, net	323,300	420,955
Inventories	210,017	308,162
Prepaid expenses and other current assets	102,560	85,368

Total current assets	2,918,626	3,344,040
Property and equipment, net	299,540	340,639
Long-term investments	11,296	10,226
Goodwill and acquired intangible assets, net	2,047,955	2,060,643
Other non-current assets	164,710	128,839

Total assets	$5,442,127	$5,884,387

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$180,372	$282,899
Accrued liabilities	253,691	286,357
Carnegie Mellon University accrued litigation settlement	736,000	—
Deferred income	55,722	68,120

Total current liabilities	1,225,785	637,376
Other non-current liabilities	76,219	100,922

Total liabilities	1,302,004	738,298

Shareholders’ equity:
Common stock	1,015	1,030
Additional paid-in capital	3,028,921	3,099,548
Accumulated other comprehensive income (loss)	(795)	308
Retained earnings	1,110,982	2,045,203

Total shareholders’ equity	4,140,123	5,146,089

Total liabilities and shareholders’ equity	$5,442,127	$5,884,387

(a)	The condensed consolidated balance sheet at January 30, 2016 is preliminary and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Annual Report on Form 10-K for the corresponding period. The filing of the Form 10-K will be completed as soon as practicable after the completion of the audit of the Company’s fiscal 2016 financial statements by Deloitte & Touche LLP, its newly appointed independent registered public accounting firm.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Fiscal 2016			Fiscal 2015
	Three Months Ended			Three Months Ended			Year Ended
	January 30,	October 31,	August 1,	January 31,	November 1,	August 2,	January 30,	January 31,
	2016 (a)	2015 (a)	2015 (a)	2015	2014	2014	2016 (a)	2015
	(Preliminary)						(Preliminary)
Cash flows from operating activities:
Net income (loss)	$4,200	(57,750)	(771,940)	$81,693	$115,304	$138,870	$(811,400)	$435,346
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,800	25,565	25,191	26,464	26,515	26,263	100,176	106,248
Share-based compensation	32,419	31,465	36,674	37,963	34,294	35,020	133,779	137,246
Amortization and write-off of acquired intangible assets	2,947	3,635	3,053	3,585	3,789	3,789	12,688	18,337
Non-cash restructuring and other related charges	289	14,270	900	3,230	—	—	16,032	17
Other non-cash expense (income), net	7,885	4,205	2,283	(1,699)	(6,034)	(7,596)	13,811	(10,646)
Excess tax benefits from share-based compensation	1	(2)	(7)	(67)	(2)	(32)	(26)	(145)
Changes in assets and liabilities:
Accounts receivable	57,628	36,793	(23,907)	25,719	40,214	33,419	97,655	34,165
Inventories	69,544	39,457	12,903	48,247	37,506	(43,194)	90,586	39,454
Prepaid expenses and other assets	(35,245)	6,804	9,358	4,087	18,536	(24,996)	(17,113)	(7,125)
Accounts payable	(62,163)	(55,693)	(5,167)	(60,808)	(70,749)	2,558	(105,898)	(43,871)
Accrued liabilities and other non-current liabilities	(27,218)	3,958	19,634	(12,189)	(24,997)	10,096	(15,202)	(30,024)
Carnegie Mellon University accrued litigation settlement	1,285	1,158	733,557	—	—	—	736,000	—
Accrued employee compensation	(18,702)	14,295	(14,507)	1,910	19,101	(7,451)	(33,338)	43,561
Deferred income	(2,364)	(1,566)	(1,441)	(2,714)	(12,053)	(9,792)	(12,398)	6,373

Net cash provided by operating activities	53,306	66,594	26,584	155,421	181,424	156,954	205,352	728,936
Cash flows from investing activities:
Purchases of available-for-sale securities	(133,215)	(356,465)	(173,465)	(344,023)	(448,526)	(153,881)	(1,056,045)	(1,128,319)
Sales and maturities of available-for-sale securities	477,301	356,409	222,295	248,215	205,685	190,099	1,303,500	826,310
Distribution from (investments in) privately-held companies	(119)	(130)	208	—	(260)	—	(41)	(701)
Proceeds from sale of an investment in a privately-held company	—	—	—	—	13,220	—	—	13,220
Purchases of technology licenses	(1,579)	(980)	(2,071)	(1,910)	(5,105)	(1,298)	(8,236)	(16,424)
Purchases of property and equipment	(3,894)	(9,041)	(16,986)	(14,415)	(16,661)	(15,823)	(37,255)	(63,030)
Purchase of equipment previously leased	—	—	—	—	—	—	(10,240)	—
Net proceeds from sale of equipment held for sale	—	10,007	—	—	—	—	10,007	—

Net cash provided by (used in) investing activities	338,494	(200)	29,981	(112,133)	(251,647)	19,097	201,690	(368,944)
Cash flows from financing activities:
Repurchase of common stock (b)	—	(65,291)	(175,311)	(21,188)	(43,774)	—	(260,875)	(64,962)
Proceeds from employee stock plans	21,369	2,174	44,161	41,049	2,934	49,282	80,717	112,357
Minimum tax withholding paid on behalf of employees for net share settlement	(482)	(869)	(697)	(908)	(663)	(637)	(24,358)	(26,494)
Dividend payments to shareholders	(30,447)	(30,270)	(31,194)	(30,942)	(30,867)	(30,820)	(122,821)	(122,801)
Payments on technology license obligations	(1,112)	(2,617)	(4,732)	(4,382)	(5,951)	(2,677)	(12,528)	(13,010)
Excess tax benefits from share-based compensation	(1)	2	7	67	2	32	26	145

Net cash provided by (used in) financing activities	(10,673)	(96,871)	(167,766)	(16,304)	(78,319)	15,180	(339,839)	(114,765)

Net increase (decrease) in cash and cash equivalents	381,127	(30,477)	(111,201)	26,984	(148,542)	191,231	67,203	245,227

Cash and cash equivalents at beginning of period	897,053	927,530	1,038,731	1,183,993	1,332,535	1,141,304	1,210,977	965,750

Cash and cash equivalents at end of period	$1,278,180	$897,053	$927,530	$1,210,977	$1,183,993	$1,332,535	$1,278,180	$1,210,977

(a)	The condensed consolidated statement of cash flows for each of the three months ended January 30, 2016, October 31, 2015 and August 1, 2015 are preliminary, as well as the twelve months ended January 30, 2016, and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Annual Report on Form 10-K for the corresponding period. The filing of the Form 10-K will be completed as soon as practicable after the completion of the audit of the Company’s fiscal 2016 financial statements by Deloitte & Touche LLP, its newly appointed independent registered public accounting firm.
(b)	Marvell records all repurchases as well as investment purchases and sales, based on trade date in accordance with U.S. GAAP.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Fiscal 2016			Fiscal 2015
	Three Months Ended			Three Months Ended			Year Ended
	January 30,	October 31,	August 1,	January 31,	November 1,	August 2,	January 30,	January 31,
	2016 (e)	2015 (e) (f)	2015 (e) (g)	2015	2014	2014	2016 (e)	2015
	(Preliminary)						(Preliminary)
GAAP net income (loss)	$4,200	$(57,750)	$(771,940)	$81,693	$115,304	$138,870	$(811,400)	$435,346
Share-based compensation	32,419	31,465	36,674	37,963	34,294	35,020	133,779	137,246
Restructuring and other related charges (a)	4,396	45,555	13,000	3,412	1,203	735	63,543	10,438
Amortization and write-off of acquired intangible assets	2,947	3,635	3,346	4,025	4,229	4,229	13,421	20,097
Litigation matters (b)	3,791	1,158	748,117	—	(2,398)	475	751,366	77
Other (c)	6,754	4,942	10,205	3,764	2,318	2,155	43,283	8,237

Non-GAAP net income	$54,507	$29,005	$39,402	$130,857	$154,950	$181,484	$193,992	$611,441

GAAP weighted average shares - diluted	508,590	504,831	516,368	522,112	519,907	520,269	510,945	520,760
Non-GAAP adjustment	9,978	13,674	16,574	10,688	12,905	13,201	15,349	11,604

Non-GAAP weighted average shares diluted (d)	518,568	518,505	532,942	532,800	532,812	533,470	526,294	532,364

GAAP diluted net income (loss) per share	$0.01	$(0.11)	$(1.49)	$0.16	$0.22	$0.27	$(1.59)	$0.84

Non-GAAP diluted net income per share	$0.11	$0.06	$0.07	$0.25	$0.29	$0.34	$0.37	$1.15

GAAP gross profit:	$313,548	$295,636	$248,773	$440,321	$475,162	$483,804	$1,231,092	$1,863,257
Share-based compensation	1,861	2,495	2,012	2,006	1,934	1,733	7,915	7,972
Restructuring and other related charges (a)	7	10,285	—	—	—	—	10,292	—
Amortization of acquired intangible assets	485	485	778	925	925	925	2,673	3,700
Litigation matters (b)	3,711	1,158	81,390	—	(3,998)	—	84,559	(3,998)
Other (c)	—	—	—	1,000	—	—	—	1,000

Non-GAAP gross profit	$319,612	$310,059	$332,953	$444,252	$474,023	$486,462	$1,336,531	$1,871,931

GAAP gross margin	50.9%	43.8%	35.0%	51.4%	51.1%	50.3%	45.2%	50.3%
Share-based compensation	0.3%	0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.2%
Restructuring and other related charges (a)	0.0%	1.5%	0.0%	0.0%	0.0%	0.0%	0.4%	0.0%
Amortization of acquired intangible assets	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%	0.1%
Litigation matters (b)	0.6%	0.1%	11.5%	0.0%	-0.4%	0.0%	3.0%	-0.1%
Other (c)	0.0%	0.0%	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%

Non-GAAP gross margin	51.9%	45.9%	46.9%	51.8%	51.0%	50.6%	49.0%	50.5%

GAAP research and development:	$239,703	$284,308	$297,321	$285,497	$288,435	$294,764	1,101,446	$1,164,059
Share-based compensation	(23,631)	(22,573)	(27,807)	(25,590)	(24,198)	(24,276)	(98,792)	(94,432)
Restructuring and other related charges (a)	(3,703)	(31,806)	(11,680)	(67)	(88)	(412)	(47,189)	(5,249)
Litigation matters (b)	—	—	(5,000)	—	—	—	(5,000)	—
Other (c)	(3,485)	(894)	(134)	—	—	—	(4,513)	—

Non-GAAP research and development	$208,884	$229,035	$252,700	$259,840	$264,149	$270,076	$945,952	$1,064,378

GAAP selling and marketing:	$31,301	$32,481	$30,841	$37,235	$34,410	$33,949	130,797	$143,952
Share-based compensation	(3,214)	(2,608)	(2,707)	(3,069)	(2,855)	(2,617)	(11,106)	(11,469)
Restructuring and other related charges (a)	(118)	(1,899)	—	—	—	48	(2,017)	—
Litigation matters (b)	—	—	—	—	(1,600)	—	—	(1,600)
Other (c)	(393)	(39)	—	—	—	—	(432)	—

Non-GAAP selling and marketing	$27,576	$27,935	$28,134	$34,166	$29,955	$31,380	$117,242	$130,883

GAAP general and administrative:	$37,812	$34,771	$36,563	$34,651	$33,473	$31,333	150,173	$130,030
Share-based compensation	(3,713)	(3,789)	(4,148)	(7,298)	(5,307)	(6,394)	(15,966)	(23,373)
Restructuring and other related charges (a)	(568)	(1,565)	(1,320)	(3,345)	(1,115)	(371)	(4,045)	(5,189)
Litigation matters (b)	(80)	—	(7,060)	—	—	(475)	(7,140)	(2,475)
Other (c)	(2,876)	(2,901)	(2,748)	(2,764)	(2,318)	(2,155)	(26,827)	(7,237)

Non-GAAP general and administrative	$30,575	$26,516	$21,287	$21,244	$24,733	$21,938	$96,195	$91,756

GAAP Carnegie Mellon University litigation settlement	$—	$—	$654,667	$—	$—	$—	$654,667	$—
Litigation matters (b)	—	—	(654,667)	—	—	—	(654,667)	—

Non-GAAP Carnegie Mellon University litigation settlement	$—	$—	$—	$—	$—	$—	$—	$—

GAAP provision (benefit) for income taxes	$(846)	$3,320	$5,543	$2,527	$5,000	$(6,153)	$12,346	$(3,193)
Other (c)	—	(1,108)	(7,323)	—	—	—	(11,511)	—

Non-GAAP provision (benefit) for income taxes	$(846)	$2,212	$(1,780)	$2,527	$5,000	$(6,153)	$835	$(3,193)

(a)	Restructuring and other related charges include costs that qualify under U.S. GAAP as restructuring costs and other incremental charges that are a direct result of restructuring. For the three months ended January 30, 2016, such other related charges include $0.3 million for the impairment of certain leasehold improvements due to the restructuring of the mobile platform business, in addition to $4.1 million of restructuring charges, primarily for severance and facility-related costs. For the three months ended October 31, 2015, such other related charges include $6.2 million for the impairment of certain equipment (of which $2.2 million is in cost of goods sold) and an $8.1 million write down of inventory (in cost of goods sold) due to the restructuring of the mobile platform business, in addition to $31.3 million of restructuring charges, primarily for severance and other-exit related costs. For the three months ended August 1, 2015, such other related charges included a $0.9 million impairment of equipment held for sale (in general and administrative), in addition to $12.1 million of restructuring charges, primarily for severance. In addition, other related charges for all periods reported include operating expenses incurred for the maintenance of equipment held for sale.
(b)	Litigation matters represent accruals recognized by the Company under ASC Topic 450, “Contingencies,” in connection with the Carnegie Mellon University and certain other pending litigation.
(c)	Other costs included in general and administrative expenses for the year ended January 30, 2016 include a cash payment authorized by the Board of Directors of $15.4 million to Dr. Sehat Sutardja, the Company’s former Chief Executive Officer (“CEO”) (see “Note 15 - Subsequent Events” in the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for fiscal 2015). Other costs for all periods presented includes costs primarily associated with the surety bond to appeal the Carnegie Mellon University judgment. Other costs included in the provision for income taxes also reflects the tax effect of restructuring costs in each of the three months ended August 1, 2015 and October 31, 2015, as well as the year ended January 30, 2015. Other costs included in the provision for income taxes for the year ended January 30, 2016 include the corporate income tax effect of the $15.4 million cash payment to the Company’s CEO.
(d)	For purposes of calculating non-GAAP diluted net income per share in all periods presented, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of share-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements. The non-GAAP diluted weighted average shares outstanding for the three months ended August 1, 2015 and October 31, 2015, and for the twelve months ended January 30, 2016 also include the effects from dilutive securities which were excluded from the GAAP diluted weighted average shares outstanding since their effect was antidilutive due to the GAAP net loss reported in each of the corresponding periods.
(e)	The condensed consolidated financial statements for each of the three months ended August 1, 2015, October 31, 2015 and January 30, 2016, as well as the twelve months ended January 30, 2016 are preliminary and therefore, subject to adjustments in connection with subsequent events arising through the date of the Company’s filing of its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the corresponding periods. The filing of each respective Form 10-Q and Form 10-K will be completed as soon as practicable after the completion of the audit of the Company’s fiscal 2016 financial statements by Deloitte & Touche LLP, its newly appointed independent registered public accounting firm.
(f)	The condensed consolidated financial statements for the three months ended October 31, 2015, for which the Company previously reported preliminary financial results on December 7, 2015 have been adjusted due to the delayed filing of its Form 10-Q for the third quarter. These adjustments were made to account for subsequent activities associated with conditions that existed as of October 31, 2015 (Type I Subsequent Events) and are not related to the Audit Committee’s investigation of certain accounting and internal control matters. Adjustments that have been recorded to the Company’s preliminary financial results after December 7, 2015 include a credit adjustment of $4.3 million to COGS due to the subsequent settlement in February 2016 for the Carnegie Mellon University litigation, a $1.5 million charge to write down equipment and intangible asset related to a development project the Company decided to discontinue, the recognition of an additional $0.8 million of revenue due to a subsequent rebate adjustment and corresponding reduction to the tax provision of $0.4 million. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q.
(g)	The condensed consolidated financial statements for the three months ended August 1, 2015, for which the Company previously reported preliminary financial results on September 11, 2015, have been adjusted due to the delayed filing of its Form 10-Q for the second quarter. These adjustments were made to account for subsequent activities associated with conditions that existed as of August 1, 2015 (Type I Subsequent Events) and are not related to the Audit Committee’s investigation of certain accounting and internal control matters. Adjustments that have been recorded to the Company’s preliminary financial results after September 11, 2015 include an additional $350.5 million charge due to the subsequent settlement in February 2016 for the Carnegie Mellon University litigation (of which $78.9 million was recorded to COGS), a $13.9 million write down of inventory primarily associated with certain products for the mobile platform business, $3.7 million related to other litigation charges, a $1.5 million charge related to a pension plan and an additional $3.0 million representing other net subsequent charges, as well as corresponding changes to the income tax benefit from $11.4 million to an income tax provision of $ 5.5 million. Due to the delayed filing and as a result of future subsequent events, there may be additional adjustments to these preliminary financial results through the date of the Company’s filing of its Form 10-Q.